                                                                    EXHIBIT 99.1


                                 [TRUSERV LOGO]
                                EARNINGS RELEASE


                                             For more information contact:
                                             Shelley Hughes
                                             TruServ Corporation
                                             (773) 695-5258


                         TRUSERV ANNOUNCES 2002 EARNINGS
                       TOTAL DEBT CUT IN HALF DURING 2002


         CHICAGO, FEB. 21, 2003 - Following 11 consecutive months of profits, TruServ Corporation reported today a 2002 net margin of $21.2 million versus a net loss of $50.7 million in 2001--a profit improvement of $71.9 million on revenue of $2.2 billion, versus $2.6 billion for the same period a year ago. Approximately $105.8 million of the year-to-date sales decline reflects the effect of the prior year's divestitures of the lumber business and the Canadian business.

         TruServ also reported a net margin of $0.2 million for the quarter ended Dec. 31, 2002, versus a net loss of $36.8 million for the same period a year ago. The co-op reported $524.6 million in revenue in the quarter, down from $595.3 million for the same period a year ago.

         Principally as the result of several forecasted charges aggregating $6.1 million, the co-op reported a net loss of $6.4 million for the month ended Dec. 31, 2002. This compares to a net loss of $46.7 million for the same period a year ago, which included restructuring and refinancing charges aggregating $34.2 million. TruServ reported revenue of $180.3 million for the month compared to $203.1 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "It has been a positive year for TruServ. Through changing our culture to one of performance and accountability, listening to and focusing on our storeowners and lots of hard work and determination, our team has been successful in achieving a significant improvement in our business.

         "In fact," continued Forbes Lieberman, "we have reduced our year-to-date labor and facility costs by approximately $38.7 million compared to the same time period last year. Our senior debt level of $186.8 million, plus our member and other debt level of $69.4 million combined is $258.1 million below our combined debt level at the same time last year. Forty-two percent of this debt reduction resulted from a sale leaseback transaction for seven regional distribution centers on the last day of 2002. This is our lowest debt level since the merger in 1997."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,500 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

                                      -###-